Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Beckman Coulter, Inc.

We consent to the use of our report dated July 23, 2009, with respect to the combined statement of assets to be acquired and liabilities to be assumed of Diagnostic Systems Business, a division of Olympus Corporation, as of March 31, 2009, and the related audited combined statement of direct revenue and expenses for the fiscal year then ended, incorporated by reference in this Registration statement on Form S-8 of Beckman Coulter, Inc.

/s/ KPMG LLP

Tokyo, Japan

November 6, 2009